                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                           INTERNATIONAL META SYSTEMS, INC.


    This Certificate of Amendment of Certificate of Incorporation (the "Certificate") of International Meta Systems, Inc. (the "Corporation"), was unanimously adopted by the Board of Directors of the Corporation on April 30, 1996 and duly adopted and approved by the stockholders of the Corporation on July 10, 1996, as set forth below, in accordance with Sections 211, 212, 216, 222 and 242 of the General Corporation Law of the State of Delaware.

    The vote of the stockholders of the Corporation by which the foregoing amendments to the Certificate of Incorporation were adopted and approved was 24,162,761 shares in favor, 834,907 shares opposed, 152,325 abstaining and 11,859,836 shares not voting, out of the Corporation's total of 37,009,829 shares issued and outstanding.

    The resolution by which the Corporation's stockholders adopted the amendments to the Certificate of Incorporation, as set forth above, provides that the FOURTH Article of the Corporation's Articles of Incorporation be amended to provide in its entirety as follows:

         "FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Seventy-one million (71,000,000) shares, of which Seventy Million (70,000,000) shall be in Common Stock, par value $0.0001 per share, and One Million (1,000,000) shall be in one or more classes of Preferred Stock, par value $0.0001 per share.

         2. Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation, each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolution of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution of the

         Board of Directors providing for the issuance of such series of Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series."

    Further, the resolution by which the Corporation's stockholders adopted the amendments to the Certificate of Incorporation, as set forth above, provides that the EIGHTH Article of the Corporation's Articles of Incorporation be amended to provide in its entirety as follows:

         "EIGHTH: 1. At the first Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") after the authorized number of directors is Six (6) or more, the Board of Directors shall be divided into three (3) classes: Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in such quotient obtained by dividing the authorized number of directors by three (3).

         2. If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: If such fraction is one third, the additional director shall be a member of Class III; and if such fraction is two thirds, one of the additional directors shall be a member of Class II and the other shall be a member of Class III. Each director shall serve for a term ending on the date of the third Annual Meeting following the Annual Meeting at which such director was elected; PROVIDED, HOWEVER, that the directors first elected to Class I shall serve for a term ending on the date of the first Annual Meeting following their election, the directors first elected to Class II shall serve for a term ending on the date of the second Annual Meeting following their election and the directors first elected to Class III shall serve for a term ending on the date of the third Annual Meeting following their election.

         Whenever the authorized number of directors shall be reduced to less than six (6) directors, the existing directors shall serve out the remainder of their terms based upon their respective classes and each subsequently elected director shall serve for a one (1) year term. At such subsequent time as the authorized number of directors is six (6) or more directors, the prior paragraph shall again become operative.

         3. Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director."

    IN WITNESS WHEREOF INTERNATIONAL META SYSTEMS, INC., has caused this certificate to be signed by its President and to be attested to by its Secretary as of the 4th day of October , 1996.

                                  INTERNATIONAL META SYSTEMS, INC.



                                  By:/s/ George Smith
                                     -----------------------------------------
                                     George Smith, President



                                  By:/s/ Paul Sefchek
                                     -----------------------------------------
                                     Paul Sefchek, Secretary



                                          3